Exhibit 23(j)

                          Independent Auditors' Consent


The Board of Trustees of
     The Flex-funds

We consent to the use of our reports incorporated by reference herein dated February 21, 2003 on the financial statements of The Flex-funds (comprising The Total Return Utilities, The Muirfield, Highlands Growth, U.S. Government Bond, Money Market, Aggressive Growth and Dynamic Growth Funds), Utilities Portfolio, Asset Allocation Portfolio, Growth Stock Portfolio, Bond Portfolio, Money Market Portfolio, Aggressive Growth Portfolio and Growth Portfolio, as of December 31, 2002 and for the periods indicated therein and to the references to our firm under the headings "Financial Highlights" in the prospectus and "Additional Information - Auditors" in the Statement of Additional Information.


                                                                        KPMG LLP

Columbus, Ohio
April 29, 2003